Exhibit 99.2

ARIAD Pharmaceuticals (Luxembourg) Sàrl

Unaudited Consolidated Financial Statements

for the 3 Months Ended March 31, 2016

ARIAD Pharmaceuticals (Luxembourg) Sarl

Unaudited Consolidated Financial Statements for the 3 Months Ended March 31, 2016

Table Of Contents

		Page

1.	Consolidated Balance Sheets	1
2.	Consolidated Statements of Operations	2
3.	Consolidated Statements of Comprehensive Loss	3
4.	Consolidated Statements of Cash Flows	4
5.	Notes to Consolidated Financial Statements	5 – 15

ARIAD PHARMACEUTICALS (LUXEMBOURG) SARL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
In thousands, except share and per share data	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$13,920	$3,946
Accounts receivable, net	7,121	6,044
Amounts receivable from Parent Company	2,846	2,730
Inventory, net (Note 3)	335	299
Deferred tax asset	114	114
Other current assets	3,250	2,719
Total current assets	27,586	15,852
Restricted cash	445	434
Property and equipment, net (Note 4)	889	948
Intangible and other assets, net (Note 5)	221,794	227,481
Total assets	$250,714	$244,715
LIABILITIES AND STOCKHOLDER’s DEFICIT
Current liabilities:
Accounts payable	$1,146	$1,510
Amounts payable to Parent Company	43,111	36,238
Accrued compensation and benefits	5,396	5,067
Other accrued expenses	4,200	4,412
Current portion of deferred revenue	1,211	1,098
Other current liabilities (Note 6)	26,771	23,545
Total current liabilities	81,835	71,870
Long-term debt with Parent Company (Note 7)	464,431	449,331
Other long-term liabilities	4,848	4,716
Deferred revenue	4,211	4,379
Total liabilities	555,325	530,296
Commitments (Note 8)
Stockholder’s deficit:
Common stock, $1 par value, shares issued 20,000	20	20
Additional paid-in capital	654	504
Accumulated other comprehensive (loss) income	(2,964)	(2,987)
Accumulated deficit	(302,321)	(283,118)
Total stockholder’s deficit	(304,611)	(285,581)
Total liabilities and stockholder’s deficit	$250,714	$244,715

/s/ Jonathan Dickinson	/s/ David Jones	/s/Laetitia Borucki
Jonathan Dickinson	David Jones	Laetitia Borucki
General Manager Europe	Head of Finance Europe	Category B Manager
Category A Manager	Category A Manager

See notes to unaudited condensed consolidated financial statements.

ARIAD PHARMACEUTICALS (LUXEMBOURG) SARL AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
In thousands, except per share data	2016	2015
Revenue:
Product revenue, net	$8,729	$5,244
License and other revenue	212	59
Total revenue	8,941	5,303
Operating expenses:
Cost of product revenue	503	260
Research and development expense	5,316	5,885
Selling, general and administrative expense	19,544	18,112
Restructuring charges	1,118	—
Total operating expenses	26,481	24,257
Loss from operations	(17,540)	(18,954)
Other income (expense), net:
Interest income	—	1
Interest expense	(702)	(397)
Foreign exchange (loss) gain	(772)	1,065
Other expense, net	(1,474)	669
Loss before provision for income taxes	(19,014)	(18,285)
Provision for income taxes	189	200
Net loss	$(19,203)	$(18,485)

See notes to unaudited condensed consolidated financial statements.

ARIAD PHARMACEUTICALS (LUXEMBOURG) SARL AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Three Months Ended March 31,
In thousands	2016	2015
Net loss	$(19,203)	$(18,485)
Other comprehensive (loss) income :
Cumulative translation adjustment	(32)	236
Defined benefit pension obligation	55	77
Other comprehensive (loss) income	23	313
Comprehensive loss	$(19,180)	$(18,172)

See notes to unaudited condensed consolidated financial statements.

ARIAD PHARMACEUTICALS (LUXEMBOURG) SARL AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
In thousands	2016	2015
Cash flows from operating activities:
Net loss	$(19,203)	$(18,485)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and impairment charges	5,746	5,746
Stock-based compensation	1,417	1,044
Non-cash accrued interest payable to Parent Company	702	397
Deferred income tax benefit	—	(9)
Pension expense	72	165
Foreign exchange loss (gain)	904	(1,436)
Increase (decrease) from:
Accounts receivable	(918)	(1,184)
Amounts receivable from Parent Company	(143)	(374)
Inventory	(36)	63
Other assets	(479)	4
Accounts payable and accrued expenses	(403)	(1,826)
Amounts payable to Parent Company	4,749	5,474
Deferred revenue	(44)	(23)
Other liabilities	2,290	1,934
Net cash used in operating activities	(5,346)	(8,510)
Cash flows from investing activities:
Net cash used in investing activities	—	—
Cash flows from financing activities:
Proceeds from long-term debt with Parent Company	15,100	11,000
Proceeds from additional paid-in capital from Parent Company	150	—
Net cash provided by financing activities	15,250	11,000
Effect of exchange rates on cash	70	(185)
Net decrease in cash and cash equivalents	9,974	2,305

Cash and cash equivalents, beginning of period	3,946	7,694
Cash and cash equivalents, end of period	$13,920	$9,999

Supplemental disclosures:
Income taxes paid	$48	$15

See notes to unaudited condensed consolidated financial statements.

ARIAD PHARMACEUTICALS (LUXEMBOURG) SARL AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Business

Nature of Business

ARIAD Pharmaceuticals (Luxembourg) Sarl (the “Company”) is the holding company consisting of its European subsidiaries, ARIAD Pharmaceuticals (Canada) ULC, A.P.I., ARIAD Pharmaceuticals (Israel) Ltd. and ARIAD Pharmaceuticals (Australia) Pty Ltd.  The Company is a wholly owned subsidiary of ARIAD Pharmaceuticals, Inc. (ARIAD or the “Parent Company”).

ARIAD is a global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest unmet medical need — aggressive cancers where current therapies are inadequate.

The Company is licensed by ARIAD to sell the cancer medicine, Iclusig® (ponatinib), for the treatment of adult patients with chronic myeloid leukemia (“CML”) and Philadelphia chromosome positive acute lymphoblastic leukemia (“Ph+ ALL”) primarily within the European Union and Australia.

2.  Significant Accounting Policies

Basis of Presentation

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the consolidated financial statements and the reported amounts and disclosure of revenue and expenses during the reporting period. Significant estimates included in the Company’s financial statements include estimates associated with revenue recognition and the related adjustments, accruals, inventory and stock-based compensation. Actual results could differ from those estimates.

The Company operates as a subsidiary of ARIAD and as a result, the consolidated financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what its consolidated results of operations, financial position and cash flows would have been had the Company operated as an independent company during the periods presented.    Certain general corporate overhead and research and development expenses incurred by the Parent Company have been allocated to the Company.  Management believes that the basis for such allocations are reasonable; however, they may not be indicative of the actual expenses that would have been incurred had the Company been operating as an independent company for the periods presented.  Note 7 provides further information regarding allocated expenses.

The accompanying financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, the Company has generated insufficient revenue from the sale of products and has incurred recurring losses and negative cash flows from operations, including a net loss of $19.2 million for the period ended March 31, 2016 and $18.5 million for the period ended March 31, 2015. As of March 31, 2016 and December 31, 2015, the Company had an accumulated deficit of $302.3 million and $283.1 million, respectively. The Company expects to incur additional operating losses and negative operating cash flows for the foreseeable future. These factors, along with the Company’s history and near term forecast of incurring significant net losses and negative operating cash flows, raise substantial doubt regarding its ability to continue as a going concern.

The Company has financed its operations to date primarily through financing from its Parent Company. The Company’s ability to continue as a going concern is dependent upon its ability to raise additional funding sufficient to cover costs and meet its obligations on a timely basis and, ultimately, attain profitable operations. Management plans to obtain funding from its Parent Company and from the future acquirer of the Company, as disclosed in note 17, in order to continue to operate as a going concern. There can be no assurance that the Company will be able to generate revenue sufficient to cover its costs or obtain capital on acceptable terms, if at all. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of ARIAD Pharmaceuticals (Luxembourg) Sarl. and its wholly-owned subsidiaries. Intercompany accounts and transactions within the group consisting of ARIAD Pharmaceuticals (Luxembourg) Sarl and its wholly-owned subsidiaries have been eliminated in consolidation.

Unless otherwise stated, all numbers in the following notes are presented in U.S. dollars.

Foreign Currency

The net total of realized and unrealized transaction losses and gains was a loss of $0.8 million and a gain of $1.1 million for the three-month periods ended March 31, 2016 and 2015, respectively. The functional currency of the Company is the U.S. dollar.

Accrued Rent

The Company recognizes rent expense for leases with increasing annual rents on a straight-line basis over the term of the lease. The amount of rent expense in excess of cash payments is classified as accrued rent. Any lease incentives received are deferred and amortized over the term of the lease. At March 31, 2016 and 2015, the amount of accrued rent was $0.3 million and $0.4 million, respectively. Of these amounts, $0.3 million was included in other long-term liabilities as of both March 31, 2016 and 2015..

Product Revenue, Net

The following table summarizes the activity in each of the product revenue allowances and reserve categories for the three-month period ended March 31, 2016:

In thousands	Trade Allowances	Rebates, Chargebacks and Discounts	Other Incentives/ Returns	Total
Balance, January 1, 2016	$—	$113	$313	$426
Provision	35	740	128	903
Payments or credits	(35)	(703)	—	(738)
Balance, March 31, 2016	$—	$150	$441	$591

In 2012, prior to the Company obtaining marketing authorization for Iclusig in Europe, the French regulatory authority granted an Autorisation Temporaire d’Utilisation (ATU), or Temporary Authorization for Use, for Iclusig for the treatment of patients with CML and Ph+ ALL under a nominative program on a patient-by-patient basis. Upon completion of this program, the Company became eligible to ship Iclusig directly to customers in France as of October 1, 2013. Shipments under these programs had not met the criteria for revenue recognition as of March 31, 2016 or any earlier date as the price for these shipments was not yet fixed or determinable. On May 17, 2016 pricing and reimbursement negotiations were completed, and additional information regarding these negotiations is given in the subsequent events note.

The Company has entered into distributor arrangements for Iclusig in a number of countries including, Israel, certain countries in central and Eastern Europe, and Turkey. The Company recognizes Iclusig net product revenue from these arrangements when all criteria for revenue recognition have been satisfied. The Company has received upfront payments from distributors for the exclusive distribution rights in these territories. The upfront payments are amortized to other revenue over the terms of each applicable the agreement.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash held at financial institutions. The Company believes that such financial institutions are of high credit quality. As of March 31, 2016 and December 31, 2015, a portion of the Company’s cash and cash equivalent accounts were mainly concentrated at a single financial institution, which potentially exposes the Company to credit risks. The Company does not believe that there is significant risk of non-performance by the financial institution and the Company’s cash on deposit at this financial institution is fully liquid.

The Company has no individual customer representing more than 10 percent of net product revenue and has no significant concentration of credit risk.

Segment Reporting and Geographic Information

The Company organizes itself into one operating segment reporting to the General Manager, Europe.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued a comprehensive new standard which amends revenue recognition principles and provides a single set of criteria for revenue recognition among all industries. The new standard provides a five step framework whereby revenue is recognized when promised goods or services are transferred to a customer at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard also requires enhanced disclosures pertaining to revenue recognition in both interim and annual periods. The standard is effective for interim and annual periods beginning after December 15, 2017 and allows for adoption using a full retrospective method, or a modified retrospective method. Entities may elect to early adopt the standard for annual periods beginning after December 15, 2016. We are currently assessing the method of adoption and the expected impact the new standard has on our financial position and results of operations.

On February 25, 2016, the FASB issued ASU No.  2016-02-Leases (Topic 842), which provides new guidance on the accounting for leases. The provisions of this guidance are effective for annual periods beginning after December 31, 2018, and for interim periods therein. The Company has not yet assessed the impact of this new standard on its financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which simplifies the presentation of deferred income taxes. ASU 2015-17 requires that deferred tax assets and liabilities, and any related valuation allowance, be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for financial statements issued for fiscal years beginning after December 15, 2016 (and interim periods within those fiscal years) with early adoption permitted. ASU 2015-17 may be either applied prospectively to all deferred tax assets and liabilities or retrospectively to all periods presented. The Company is currently evaluating the options for adoption and the impact on its balance sheet presentation.

3. Inventory

All of the Company’s inventories relate to the manufacturing of Iclusig. The following table sets forth the Company’s inventories as of March 31, 2016 and December 31, 2015:

In thousands	2016	2015
Finished goods	$516	$408
Obsolescence reserve	(181)	(109)
Total	$335	$299

The Company evaluates its inventory balances quarterly and if the Company identifies excess, obsolete or unsalable inventory, it writes down its inventory to its net realizable value in the period it is identified. These adjustments are recorded based upon various factors, including, the level of product in the distribution channel, current and projected demand for the foreseeable future and the expected shelf-life of the finished goods. The Company recorded $0.1 million during the three-months ended March 31, 2016 which is recorded as a component of cost of product revenue in the accompanying condensed consolidated statements of operations. Inventory that is not expected to be used within one year is included in other assets, net, on the accompanying condensed consolidated balance sheet.

4. Property and Equipment, Net

Property and equipment, net, was comprised of the following items at March 31, 2016 and December 31, 2015:

In thousands	2016	2015
Leasehold improvements	$198	$198
Equipment and furniture	1,194	1,194
	1,392	1,392
Less accumulated depreciation and amortization	(503)	(444)
Property and Equipment, Net	$889	$948

Depreciation expense for the three-month periods ended March 31, 2016 and 2015 was $0.1 million for both periods.

5. Intangible and Other Assets, Net

Intangible and other assets, net, were comprised of the following items at March 31, 2016 and December 31, 2015:

In thousands	2016	2015
Capitalized patent and license costs	$305,204	$305,204
Less accumulated amortization	(83,410)	(77,723)
Intangible Assets, Net	$221,794	$227,481

Amortization expense for intangible assets was $5.7 million for both the three-month periods ended March 31, 2016 and 2015. The amortization period for intangible assets is ending in December 2025. The estimated future amortization expense is $5.7 million per three-month period until December 2025. The capitalized asset relates to a license provided by ARIAD to the Company providing for perpetual exclusive rights to distribute Iclusig in Europe.

6. Other Current Liabilities

Other current liabilities consisted of the following items at March 31, 2016 and December 31, 2015:

In thousands	2016	2015
Amounts received in advance of revenue recognition	$26,728	$23,503
Other	43	42
Total	$26,771	$23,545

Amounts received in advance of revenue recognition consists of payments received from customers in France. Revenue will be recognized, net of amounts to be refunded to health authorities, upon completion of pricing and reimbursement negotiations. Additional information is provided in the subsequent events note.

7. Related Party Transactions

Inventory and cost of product revenue

The Company purchases inventories from the Parent Company. The Company recognized cost of product revenue from these inventory purchases of $0.5 million and $0.3 million during the three months ended March 31, 2016 and 2015, respectively.  The inventory balance as of both March 31, 2016 and December 31, 2015 of $0.3 million also represents inventory purchased from the Parent Company.

Allocated expenses

The Company was allocated corporate overhead expenses from the Parent Company for corporate-related shared service functions from which the Company benefited.  General corporate expense allocations represent costs related to centralized corporate functions such as executive oversight, business development, information technology, accounting, legal, global real estate, commercial operations and marketing that the Parent Company has incurred.  These expenses were allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount or other measures.  These allocated costs are included within the line item “Selling, general and administrative expense” in the Company’s consolidated statement of operations and totaled $1.2 million for both the three-month periods ended March 31, 2016 and March 31, 2015, respectively.  As discussed in Note 1, the Company considers these general corporate expense allocations to be a reasonable reflection of the utilization of services provided.  The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company. Actual costs which may have been incurred if the Company had been a stand-alone company in the three-month periods ended March 31, 2016 and March 31, 2015 would depend on a number of factors, including how the Company chose to organize itself, which functions, if any, were outsourced or performed by the Company employees and strategic decisions made in areas such as information technology systems and infrastructure.  As such, financial information herin may not necessarily reflect the costs associated with the ongoing operations of the Company.

Research and Development Cost Sharing

The accompanying consolidated statements include charges from the Parent for research and development expenses that were incurred by the Parent Company and which provided a benefit to the Company.  These research and development expense allocations represent costs related to the Iclusig development activities including personnel, lab, overhead, professional services and other general expenses. These expenses were allocated to the Company on the basis of long-term revenue forecasts and are included within the line item “Research and development expense” in the Company’s consolidated statement of operations.  The costs totaled $3.4 million for both the three month periods ended March, 31, 2016 and 2015.  These costs were primarily incurred as a result of a Development Cost Sharing Agreement that was entered into in 2012 whereby costs incurred by the Parent Company related to the development of Iclusig are shared.  As discussed in Note 1, the Company considers these expense allocations to be a reasonable reflection of the utilization of services provided.  The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company. As such, financial information herein may not necessarily reflect the costs associated with the ongoing operations of the Company.

Long-term debt with Parent Company

Long-term debt with Parent Company  consisted of the following items at March 31, 2015 and December 31, 2015:

In thousands	2016	2015
Intellectual property loan, ARIAD Pharmaceuticals, Inc.	$298,789	$298,789
Credit facility, ARIAD Pharmaceuticals Cayman L.P.	165,642	150,542
Total Long-term debt with Parent Company	$464,431	$449,331

The Intellectual property loan was granted by ARIAD Pharmaceuticals, Inc. in August 2012 for the Company to purchase the intellectual property rights of Iclusig for Europe. The loan attracted an interest of 2% until December 2014. The applicable interest rate since January 2015 has been the 90-day London Inter-bank Offer Rate (LIBOR) plus 0.15%. At March 31, 2016 and March 31, 2015, the Company recorded $0.6 million and $0.3 million, respectively, of interest expense. In 2014, the loan agreement was amended to change the notional currency from CHF to USD and to adjust interest rates to the current market. This resulted in an exchange gain of $34,7 million recorded in 2014. The loan is repayable in full on June 30, 2021.

At March 31, 2016 and December 31, 2015, the loan was subordinated for an amount of 297.7 million to all other existing and future claims against the Company. The subordination of the loan was required due to the local legislation applicable to an entity that presents a net stockholder’s deficit.

The Credit facility was established in October 2012 to allow the Company to cover its operating expenses during a period of investment.  The initial approved amount was $65.0 million which was then subsequently increased to reach a total amount of $165.6 million at March 31, 2016. The Credit facility reflects an interest of 0.25% per year. At March 31, 2016 and March 31, 2015, the Company recorded $0.1 million for both periods, of interest expense. The loan is repayable in full on December 31, 2018

Long-term debt with Parent Company will be impacted by the change in ownership as described in the subsequent events note.

Royalty Financing

In July 2015, the Parent Company entered into a royalty financing agreement with PDL BioPharma, Inc. (“PDL”).  In connection with the agreement, the Parent Company also entered into a security agreement with PDL. Under the security agreement, the Parent Company granted PDL a security interest in certain assets relating to Iclusig. These assets include the intellectual property rights for Europe licensed to the Company by the Parent Company.

8. Leases and Other Commitments

Facility and Other Leases

In January 2013, the Company entered into a lease agreement for approximately 22,000 square feet of office space in a building, which the Company occupied in 2014. The term of the lease is for ten years, with options for extension of the term and an early termination at the Company’s option after five years. Future non-cancelable minimum lease payments under their lease are expected to be approximately $0.8 million in 2016, $1.0 million in 2017, 2018, 2019, $1.1 million in 2020, and $3.2 million in total thereafter.

Total rent expense for the leases described above as well as other Company leases for the three-month periods ended March 31, 2016 and 2015 was $0.8 million and $0.7 million, respectively. Total future non-cancelable minimum rental payments for the leases described above as well as other Company leases are $1.5 million in 2016, $1.9 million in 2017, $1.5 million in 2018, $0.2 million in 2019, $0.1 million in 2020 and $0.1 million thereafter.

9. Stockholders’ Deficit

Changes in Stockholder’s’ Deficit

The changes in stockholder’s deficit for the three-month period ended March 31, 2016 were as follows:

			Additional	Accumulated Other
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
In thousands, except share data	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance, January 1, 2016	20,000	$20	$504	$(2,987)	$(283,118)	$(285,581)
Equity contribution from Parent Company			150			150
Other comprehensive income	—	—	—	23	—	23
Net Loss	—	—	—	—	(19,203)	(19,203)
Balance, March 31, 2016	20,000	$20	$654	$(2,964)	$(302,321)	$(304,611)

10. Fair Value of Financial Instruments

At March 31, 2016 and December 31, 2015, the carrying amounts of cash equivalents, accounts payable and accrued liabilities approximate fair value because of their short-term nature.

11. Stock Compensation

ARIAD Stock Option and Stock Plans

The Parent Company’s 2001, 2006 and 2014 stock option and stock plans (the “Plans”), which have been approved by the Parent Company’s stockholders, provide for the awarding of non-qualified and incentive stock options, stock grants, restricted stock units, performance share units and other equity-based awards to officers, directors, employees and consultants of the Company. Stock options become exercisable as specified in the related option certificate, typically over a three or four-year period, and expire ten years from the date of grant. Stock grants, restricted stock units and performance share units provide the recipient with ownership of common stock subject to terms of vesting, any rights the Parent Company may have to repurchase the shares granted or other restrictions. The 2006 Plan has no shares remaining available for grant although existing stock options granted remain outstanding.  The 2001 Plan expired in March 2016, there are no outstanding shares. As of March 31, 2016, there were 6,327,928 shares available for awards under the 2014 Plan.

Employee Stock Purchase Plan

In 1997, the Parent Company adopted the 1997 Employee Stock Purchase Plan (“ESPP”) and reserved 500,000 shares of common stock for issuance under this plan. The ESPP was amended in June 2008 to reserve an additional 500,000 shares of common stock for issuance and the plan was further amended in 2009 and in June 2015 to reserve an additional 750,000 shares of common stock for issuance pursuant to each of those amendments. Under this plan, substantially all of the Company’s employees may, through payroll withholdings, purchase shares of the Parent Company’s common stock at a price of 85 percent of the lesser of the fair market value at the beginning or end of each three-month withholding period. For the three-month periods ended March 31, 2016 and 2015, 16,781 and 15,171 shares of common stock were issued to employees of the Company under the plan, respectively. Compensation cost is equal to the fair value of the discount on the date of grant and is recognized as compensation in the period of purchase.

Stock-Based Compensation

The Company’s statements of operations included total compensation cost from awards under the Plans and purchases under the ESPP for the three-month periods ended March 31, 2016 and 2015, as follows:

In thousands	2016	2015
Compensation cost from:
Stock options	$662	$670
Stock and stock units	723	339
Purchases of common stock at a discount	33	28
	$1,418	$1,037
Compensation cost included in:
Research and development expense	$303	$215
Selling, general and administrative expense	1,115	822
	$1,418	$1,037

Stock Options

Stock options are granted by the Parent Company with an exercise price equal to the closing market price of the Parent Company’s common stock on the date of grant. Stock options generally vest ratably over three or four years and have contractual terms of ten years. Stock options are valued using the Black-Scholes option valuation model and compensation cost is recognized based on such fair value over the period of vesting on a straight-line basis.

Stock option activity under the Parent Compan’s plans and attributable to the Company’s employees for the three-month period ended March 31, 2016 was as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Options outstanding, January 1, 2016	1,738,334	$10.04
Granted	74,450	$6.04
Forfeited	(56,820)	$11.98
Exercised	(3,375)	$4.29
Options outstanding, March 31, 2016	1,752,589	$9.82

Stock and Stock Unit Grants

Stock and stock unit grants carry restrictions as to resale for periods of time or vesting provisions over time as specified in the grant. Stock and stock unit grants are valued at the closing market price of the Parent Company’s common stock on the date of grant and compensation expense is recognized over the requisite service period, vesting period or period during which restrictions remain on the common stock or stock units granted.

Stock and stock unit activity under the Parent Company’s plans attributable to the Company’s employees for the three-month period ended March 31, 2016 was as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, January 1, 2016	515,449	$7.80
Granted / awarded	535,345	$5.95
Forfeited	(21,925)	$8.46
Vested or restrictions lapsed	(256,478)	$7.08
Outstanding, March 31, 2016	772,391	$6.74

The total fair value of stock and stock unit awards that vested as of March 31,2016 and 2015 was $1.6 million and $0.6 million, respectively. The total unrecognized compensation expense for restricted shares or units that have been granted or are probable to be awarded was $3.7 million at March 31, 2016 and will be recognized over 2.3 years on a weighted average basis.

The Company recognizes compensation expense for performance share units when the achievement of the performance metric is determined to be probable of occurrence. The total number of units earned, and related compensation cost, may be up to 60 percent higher depending on the level or timing of achievement of the metric as defined in the specific award agreement.

13. Accumulated Other Comprehensive (Loss) Income

The changes in accumulated other comprehensive (loss) income for the three-month period ended March 31, 2016 were as follows:

In thousands	Cumulative Translation Adjustment	Defined Benefit Pension Obligation	Total
Balance, January 1, 2016	566	(3,553)	(2,987)
Other comprehensive (loss) income	(32)	55	23
Balance, March 31, 2016	$534	$(3,498)	$(2,964)

14.  Restructuring Actions

In the first quarter of fiscal 2016, the Company incurred expenses of $1.1 million associated with employee workforce reductions of approximately 9 positions implemented in March 2016. The restructuring charges will be paid during 2016.

15. Defined Benefit Pension Obligation

The Company maintains a defined benefit pension plan for employees in its Switzerland subsidiary. The plan provides benefits to employees upon retirement, death or disability.

The net periodic benefit cost for the three-month periods ended March 31, 2016 and 2015 were as follows:

In thousands	2016	2015
Service cost	$454	$448
Interest cost	29	50
Expected return on plan assets	(23)	(37)
Amortization of prior service cost	55	77
Net periodic benefit cost	$515	$538

The Company expects to contribute $1.6 million in total to the plan in 2016.

16. Litigation

There were no material legal proceedings that were instituted or terminated during the quarter ended March 31, 2016.

From time to time, the Company may be subject to various claims and legal proceedings. If the potential loss from any claim, asserted or unasserted, or legal proceedings is considered probable and the amount is reasonably estimated, the Company will accrue a liability for the estimated loss.

17. Subsequent Events

Finalization of pricing and reimbursement negotiations in France

On May 17, 2016, the price of Iclusig in France became fixed upon completion of pricing and reimbursement negotiations with the health authority.  The aggregate gross selling price of the shipments under these programs amounted to $28.4 million through March 31, 2016, of which $26.7 million was received as of March 31, 2016.

The Company considered the completion of pricing and reimbursement negotiations in France as a non-adjusting post balance sheet subsequent event. Prior to May 17, 2016, the price of Iclusig was considered neither fixed nor determinable and consequently these shipments had not met the criteria for revenue recognition. The amount of cash collected from these shipments are recorded in other current liabilities in the consolidated balance sheet at March 31, 2016.

Following the completion of pricing and reimbursement, the Company will record revenue in May 2016 of $24.4 million for the cumulative shipments through March 2016, net of amounts that will be refunded to the health authority of $4.0 million.

Change in ownership

On May 9, 2016, ARIAD Pharmaceuticals Inc. (the “Parent Company”) and its wholly-owned subsidiary ARIAD Pharmaceuticals (Cayman) L.P. (the “Seller”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with  Incyte Corporation (“Incyte”) (as guarantor) and its wholly-owned subsidiary Incyte Europe S.a.r.l. (“Incyte Europe”), pursuant to which Incyte Europe has agreed to acquire from the Seller all of the outstanding shares of ARIAD Pharmaceuticals (Luxembourg) S.a.r.l. (the”Company”), the parent company of ARIAD’s European subsidiaries responsible for the commercialization of Iclusig® (ponatinib) in the European Union (“EU”) and 22 other countries, including Switzerland, Norway, Turkey, Israel and Russia (the “Territory”), for an upfront payment of $140 million (the “Upfront Payment”).

In connection with the transactions contemplated by the Share Purchase Agreement, the parties have also agreed on an Amended and Restated Buy-in License Agreement to be entered into between the Parent Company, Incyte (as guarantor) and the Company, one of the entities that will be owned by Incyte upon the closing of the transactions contemplated by the Share Purchase Agreement (the “License Agreement”).  Under the terms of the License Agreement, Incyte will be granted an exclusive license to develop and commercialize Iclusig in the Territory (the “License”). The Parent Company will be entitled to receive tiered royalties from Incyte of between 32 percent and 50 percent of net sales of Iclusig in the

Territory (the “Royalty Payments”). The Royalty Payments will be subject to adjustment for certain events, including events related to the expiration of statutory or regulatory exclusivity periods for the commercialization of Iclusig in the Territory.  In addition, the Parent Company will be eligible to receive up to $135 million in potential development and regulatory milestones for Iclusig in new oncology indications in the Territory, together with additional milestones for non-oncology indications, if approved, in the Territory.  Incyte has agreed to contribute up to $7.0 million in each of 2016 and 2017 to fund the Parent Company’s OPTIC and OPTIC-2L clinical trials. The terms of the License Agreement also include an option for an acquirer of ARIAD to re-purchase the licensed rights from Incyte, subject to certain conditions.

Unless terminated earlier in accordance with its provisions, the term of the License Agreement, including Incyte’s obligation to make the full Royalty Payments, will continue in effect on a country-by-country basis until the latest to occur of (1) the expiration date of the composition patent in the relevant country (which, for the countries in Europe covered by the patents, is generally July 2028, subject to a potential six-month extension for pediatric exclusivity), (2) the expiration of any regulatory marketing exclusivity period or other statutory designation that provides similar exclusivity for the commercialization of Iclusig in such country and (3) the seventh anniversary of the first commercial sale of Iclusig in such country; and thereafter, in the absence of generic competition, for a specified period of time in which Incyte will be obligated to pay royalties at a reduced rate.

The closing under the Share Purchase Agreement and effectiveness of the License Agreement is currently expected to occur on or about June 1, 2016, subject to satisfaction of customary closing conditions.  ARIAD Pharmaceuticals (Australia) Pty Ltd is not part of the acquisition and will remain as a subsidiary of the Parent Company after closing of the transaction. As part of the closing of this transaction, the Parent Company and its subsidiaries will waive the debts and accrued interest due from the Company.  This debt waiver will be considered an equity contribution to the Company.